The Hertz Corporation		John P. Tague
999 Vanderbilt Beach Road, Suite 300		President and Chief Executive Officer
Naples, FL 34108		Phone: 239-552-5555
Fax: 886-777-9726

January 20, 2015

Tom Kennedy
16916 Fairgrove Way
Naples, FL 34110

Dear Tom,

This letter confirms your new compensation arrangement in your continuing role as Senior Executive
Vice President and Chief Financial Officer.

Effective the date of this letter, your annual salary will be increased to $700,000 ($26,923.08 biweekly). Your annual bonus target will be 135% of your annual salary.

The target value of your 2015 annual equity award grant will be $4,000,000, there will be no 2016 annual equity award grant, and the target value of each annual equity award grant after 2016 swill be $2,000,000. For 2015, this grant will be comprised of 50% stock options and 50% PSUs. The stock options will be granted on the date of this letter, will vest at the rate of 25% over 4 years following the grant and will expire 5 years after the grant. The PSUs will vest based on the attainment of performance metrics and plan construct established by the Compensation Committee over the period 2015-2017, and will be consistent with those applicable to other senior executives. The value of the equity awards and strike price for the stock options will be determined based on the closing price of Hertz stock on the date of this letter. Please note that, notwithstanding the foregoing, such options will not become exercisable, and such PSUs will not be granted, prior to the date that the Form S-8 on file with respect to the 2008 Omnibus Incentive Plan becomes effective.

Sincerely,

/s/John P. Tague

John P. Tague